Exhibit 5.1

July 5, 2022

LXP Industrial Trust
One Penn Plaza, Suite 4015
New York, NY 10119

     Re:     Registration Statement on Form S-8

Ladies and Gentlemen:

We have served as Maryland counsel to LXP Industrial Trust, a Maryland real estate investment trust (the “Company”), in connection with certain matters of Maryland law arising out of the issuance of up to 6,070,924 shares (the “Shares”) of beneficial interest, par value $.0001 per share, classified as common stock of the Company (the “Common Shares”), pursuant to the LXP Industrial Trust 2022 Equity-Based Award Plan, effective May 24, 2022 (the “Plan”), including up to 2,070,924 Shares previously issuable under the Company’s Amended and Restated 2011 Equity-Based Award Plan (the “2011 Plan”) and now issuable under the Plan, covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.       The Registration Statement;

2.       The declaration of trust of the Company (the “Declaration”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.       The Amended and Restated Bylaws of the Company, as amended through the date hereof, certified as of the date hereof by an officer of the Company;

4.       A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

5.       Resolutions (the “Resolutions”) adopted by the Board of Trustees of the Company, or a duly authorized committee thereof, relating to the Plan and the issuance of the Shares, certified as of the date hereof by an officer of the Company;

6.       The Plan;

7.       A certificate executed by an officer of the Company, dated as of the date hereof; and

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8.       Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.       Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.       Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.        Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of such party set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.       All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.       The Shares will not be issued or transferred in violation of any restriction contained in Article Ninth of the Declaration.

6.        Upon the issuance of any of the Shares, the total number of Common Shares issued and outstanding will not exceed the total number of Common Shares that the Company is then authorized to issue under the Declaration.

7.        Each incentive share option, share appreciation right, restricted share, restricted share unit, LTIP unit or other share-based award exercisable or exchangeable for a Share and assumed by the Company pursuant to the Resolutions (each, an “Award”) was duly authorized and validly granted in accordance with the Plan, and each Award will be exercised or exchanged in accordance with the terms of such Award, including any option or award agreement entered into in connection therewith, and the Resolutions.

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8.        Of the 5,000,000 shares of Common Stock authorized for issuance under the 2011 Plan, 2,070,924 Shares were subject to outstanding awards as of the date hereof and available for issuance under the Plan.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.       The Company is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.       The Shares are duly authorized for issuance and, when and if issued and delivered in accordance with the Resolutions and the Plan, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any federal law or the laws of any other jurisdiction. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Venable LLP